EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

Independent Auditors’ Consent

The Participants and Administrator
Ryder System, Inc. Employee Savings Plan A:

We consent to incorporation by reference in the Registration Statement (No. 33-58001) on Form S-8 of Ryder System, Inc. of our report dated June 26, 2003, relating to the statements of net assets available for plan benefits of the Ryder System, Inc. Employee Savings Plan A as of December 31, 2002 and 2001, the related statements of changes in net assets available for plan benefits for the years then ended, and the supplementary information included in Schedules I and II, which report appears in the December 31, 2002 Annual Report on Form 11-K of the Ryder System, Inc. Employee Savings Plan A filed by Ryder System, Inc.

/s/ KPMG LLP
Miami, Florida
June 27, 2003

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